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EXHIBIT 11.1

                             RF MONOLITHICS, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                   YEARS ENDED AUGUST 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)



                                                   1997        1996        1995
                                                   ----        ----        ----
Average common shares outstanding..............    5,403       5,116       4,980

Net effect of dilutive stock options - based
  on the treasury stock method.................      387         313         345
                                                 -------     -------     -------

    Total common and common equivalent shares..    5,790       5,429       5,325
                                                 =======     =======     =======

Net income.....................................  $ 3,807     $ 1,889     $ 1,520
                                                 =======     =======     =======

Net income per share...........................  $  0.66     $  0.35     $  0.29
                                                 =======     =======     =======